Exhibit 99.1

PondelWilkinson Inc.
1880 Century Park East, Suite 350
Los Angeles, CA 90067

	T	(310) 279 5980
Investor Relations	F	(310) 279 5988
Strategic Public Relations	W	www.pondel.com

	CONTACTS:	Rodney C. Sacks
NEWS RELEASE		Chairman and Chief Executive Officer
(951) 739-6200

Hilton H. Schlosberg
Vice Chairman
(951) 739-6200

Roger S. Pondel / Judy Lin Sfetcu
PondelWilkinson Inc.
(310) 279-5980

MONSTER BEVERAGE REPORTS 2017 SECOND QUARTER FINANCIAL RESULTS

-- Second Quarter Net Sales Rise 9.6 percent to $907.1 million --

-- Second Quarter Gross Sales Top $1.0 billion --

-- Second Quarter Net Income Increases 20.9 percent to $222.6 million --

-- Second Quarter Net Income per diluted share increases 28.6 percent to $0.39 per share --

Corona, CA – August 8, 2017 – Monster Beverage Corporation (NASDAQ: MNST) today reported financial results for the three- and six-months ended June 30, 2017.

Second Quarter Results

Net sales for the 2017 second quarter increased 9.6 percent to $907.1 million from $827.5 million in the same period last year.  Gross sales for the 2017 second quarter increased 9.8 percent to $1.04 billion from $945.8 million a year ago. Unfavorable currency exchange rates reduced net sales by approximately $8.2 million and gross sales by approximately $11.6 million in the 2017 second quarter. The comparable 2016 second quarter net and gross sales included $5.0 million of accelerated deferred revenue related to distributor transitions. Excluding accelerated recognition of deferred revenue from the comparable 2016 second quarter, net and gross sales for the 2017 second quarter increased 10.3 percent and 10.4 percent, respectively.

Net sales for the Company’s Monster Energy® Drinks segment, which is comprised of the Company’s Monster Energy® drinks, Monster HydroTM energy drinks and Mutant® Super Soda drinks, increased 9.7 percent to $815.3 million for the 2017 second quarter, from $743.5 million for the same period last year.  The comparable 2016 second quarter net sales for the Company’s Monster Energy® Drinks segment included $5.0 million of accelerated deferred revenue related to distributor transitions. Net sales for the Company’s Strategic Brands segment, which includes the various energy drink brands acquired from The Coca-Cola Company, increased 10.6 percent to $85.6 million for the 2017 second quarter, from $77.4 million in the comparable 2016 quarter. Net sales for the Company’s Other segment, which includes certain products of American Fruits & Flavors (“AFF”) sold to independent third parties, were $6.2 million for the 2017 second quarter, compared with $6.6 million in the 2016 second quarter.

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Net sales to customers outside the United States increased 23.8 percent to $247.9 million in the 2017 second quarter, from $200.2 million in the corresponding quarter last year.

Gross profit, as a percentage of net sales, for the 2017 second quarter, increased to 64.3 percent from 62.6 percent for the comparable 2016 second quarter.

Operating expenses for the 2017 second quarter were $233.5 million, compared with $229.3 million in the 2016 second quarter. Included in operating expenses were distributor termination expenses of $0.2 million and $25.3 million for the 2017 and 2016 second quarters, respectively. Included in operating expenses for the comparable 2016 second quarter were AFF transaction related expenses of $3.6 million and stock repurchase expenses of $1.5 million.

Distribution costs as a percentage of net sales were 3.0 percent for the 2017 second quarter, compared with 3.2 percent in the second quarter last year.

Selling expenses as a percentage of net sales for the 2017 second quarter were 12.6 percent, compared with 11.2 percent in the second quarter last year.

General and administrative expenses for the 2017 second quarter were $91.4 million, or 10.1 percent of net sales, compared with $110.0 million, or 13.3 percent of net sales, for the comparable 2016 second quarter.  Included in general and administrative expenses were distributor termination expenses of $0.2 million and $25.3 million for the 2017 and 2016 second quarters, respectively. Included in general and administrative expenses for the comparable 2016 second quarter were AFF transaction related expenses of $3.6 million and stock repurchase expenses of $1.5 million.  General and administrative expenses, excluding distributor terminations, AFF transaction expenses and stock repurchase expenses, were 10.1 percent of net sales for the 2017 second quarter, compared with 9.6 percent of net sales for the comparable 2016 second quarter. Stock-based compensation (a non-cash item) was $12.8 million for the second quarter of 2017, compared with $11.5 million in the second quarter last year.

Operating income for the 2017 second quarter increased to $350.0 million from $288.5 million in the comparable 2016 quarter.

The effective tax rate for the 2017 second quarter was 35.9 percent, compared with 36.1 percent in the same period last year.

Net income for the 2017 second quarter increased 20.9 percent to $222.6 million from $184.2 million in the same period last year.  Net income per diluted share for the 2017 second quarter increased 28.6 percent to $0.39 from $0.30 in the second quarter of 2016.

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Rodney C. Sacks, Chairman and Chief Executive Officer, said: “We are pleased to report that gross sales in the quarter exceeded a record $1 billion, marking a milestone in the Company’s progress. In the quarter, we continued with the strategic alignment of our distribution system with Coca-Cola system bottlers.  During the second quarter, we launched 14 new operating units in China, with the remaining two operating units having launched in July. We also successfully transitioned Hong Kong and Macau to Coca-Cola bottlers.  We are planning to launch or transition the Monster brand in other countries later this year and relaunch in India.  During the quarter, we launched Monster HydroTM energy drinks in a unique PET can in the United States and in a PET bottle in the United Kingdom and Ireland, as well as Monster Energy® Lewis Hamilton 44 in a number of countries in Europe, Mutant® Super Soda White Lightning® in the United States, as well as Juice Monster® Mango Loco in the United States.  Further new product launches are planned for 2017 and 2018.

“Our 2017 second quarter results continued to be adversely impacted by unfavorable currency exchange rates as well as production shortages of our Java Monster® and Muscle Monster® products,” Sacks added.

2017 Six Months

Net sales for the six-months ended June 30, 2017 increased 9.4 percent to $1.6 billion from $1.5 billion for the same period in 2016. Gross sales for the six-months ended June 30, 2017 increased 9.4 percent to $1.9 billion from $1.7 billion for the same period in 2016.

Gross profit as a percentage of net sales was 64.5 percent for the six-months ended June 30, 2017, compared with 62.4 percent for the comparable period in 2016.

Operating expenses for the six-months ended June 30, 2017 were $450.1 million, compared with $397.7 million in the same period last year. Included in operating expenses were distributor termination expenses of $20.1 million and $28.7 million for the first half of 2017 and 2016, respectively. Included in operating expenses for the comparable 2016 period were AFF transaction related expenses of $4.5 million and stock repurchase expenses of $1.6 million.

Operating income for the first six months of 2017 was $614.3 million, compared with $543.2 million for the comparable period in 2016.

Net income for the six-months ended June 30, 2017 was $400.6 million, or $0.69 per diluted share, compared with $348.1 million, or $0.56 per diluted share, for the first half of 2016. The effective tax rate was 34.6 percent for the six-months ended June 30, 2017, versus 36.0 percent for the comparable period in 2016.

Investor Conference Call

The Company will host an investor conference call today, August 8, 2017, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time).  The conference call will be open to all interested investors through a live audio web broadcast via the internet at www.monsterbevcorp.com in the “Events & Presentations” section.  For those who are not able to listen to the live broadcast, the call will be archived for approximately one year on the website.

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Monster Beverage Corporation

Based in Corona, California, Monster Beverage Corporation is a holding company and conducts no operating business except through its consolidated subsidiaries.  The Company’s subsidiaries develop and market energy drinks, including Monster Energy® energy drinks, Monster Energy Ultra™ energy drinks, Monster Energy Extra Strength Nitrous Technology® energy drinks, Java Monster® non-carbonated coffee + energy drinks, Monster Rehab® non-carbonated energy drinks with electrolytes, Muscle Monster® Energy Shakes, Übermonster® energy drinks, Monster Hydro™ energy drinks, NOS® energy drinks, Full Throttle® energy drinks, Burn® energy drinks, Samurai® energy drinks, Relentless® energy drinks, Mother® energy drinks, Power Play® energy drinks, BU® energy drinks, Nalu® energy drinks, BPM® energy drinks, Gladiator® energy drinks, and Ultra® energy drinks.  The Company’s subsidiaries also develop and market Mutant® Super Soda drinks.  For more information, visit www.monsterbevcorp.com.

Note Regarding Use of Non-GAAP Measures

Gross sales is used internally by management as an indicator of and to monitor operating performance, including sales performance of particular products, salesperson performance, product growth or declines and overall Company performance. The use of gross sales allows evaluation of sales performance before the effect of any promotional items, which can mask certain performance issues. We therefore believe that the disclosure of gross sales provides a useful measure of our operating performance. Gross sales is not a measure that is recognized under accounting principles generally accepted in the United States of America (“GAAP”) and should not be considered as an alternative to net sales, which is determined in accordance with GAAP, and should not be used alone as an indicator of operating performance in place of net sales. Additionally, gross sales may not be comparable to similarly titled measures used by other companies, as gross sales has been defined by our internal reporting practices. In addition, gross sales may not be realized in the form of cash receipts as promotional payments and allowances may be deducted from payments received from certain customers.

Caution Concerning Forward-Looking Statements

Certain statements made in this announcement may constitute “forward-looking statements” within the meaning of the U.S. federal securities laws, as amended, regarding the expectations of management with respect to our future operating results and other future events including revenues and profitability.  The Company cautions that these statements are based on management’s current knowledge and expectations and are subject to certain risks and uncertainties, many of which are outside of the control of the Company, that could cause actual results and events to differ materially from the statements made herein.  Such risks and uncertainties include, but are not limited to, the following: our ability to recognize benefits from The Coca-Cola Company transaction and the American Fruits & Flavors transaction; our ability to introduce and increase sales of both existing and new products; our ability to implement the share repurchase program; unanticipated litigation concerning the Company’s products; the current uncertainty and volatility in the national and global economy; changes in consumer preferences; changes in demand due to both domestic and international economic conditions; activities and strategies of competitors, including the introduction of new products and competitive pricing and/or marketing of similar products; actual performance of the parties under the new distribution agreements; potential disruptions arising out of the transition of certain territories to new distributors; changes in sales levels by existing distributors; unanticipated costs incurred in connection

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with the termination of existing distribution agreements or the transition to new distributors; changes in the price and/or availability of raw materials; other supply issues, including the availability of products and/or suitable production facilities including limitations on co-packing availability and retort production; product distribution and placement decisions by retailers; changes in governmental regulation; the imposition of new and/or increased excise sales and/or other taxes on our products; criticism of energy drinks and/or the energy drink market generally; our ability to satisfy all criteria set forth in any U.S. model energy drink guidelines; the impact of proposals to limit or restrict the sale of energy drinks to minors and/or persons below a specified age and/or restrict the venues and/or the size of containers in which energy drinks can be sold; or political, legislative or other governmental actions or events, including the outcome of any state attorney general, government and/or quasi-government agency inquiries, in one or more regions in which we operate.  For a more detailed discussion of these and other risks that could affect our operating results, see the Company’s reports filed with the Securities and Exchange Commission. The Company’s actual results could differ materially from those contained in the forward-looking statements.  The Company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OTHER INFORMATION

FOR THE THREE- AND SIX-MONTHS ENDED JUNE 30, 2017 AND 2016

(In Thousands, Except Per Share Amounts) (Unaudited)

	Three-Months Ended		Six-Months Ended
	June 30,		June 30,
	2017	2016	2017	2016

Net sales[1]	$907,068	$827,488	$1,649,214	$1,507,674

Cost of sales	323,571	309,674	584,843	566,762

Gross profit[1]	583,497	517,814	1,064,371	940,912
Gross profit as a percentage of net sales	64.3%	62.6%	64.5%	62.4%

Operating expenses[2]	233,456	229,291	450,068	397,675
Operating expenses as a percentage of net sales	25.7%	27.7%	27.3%	26.4%

Operating income[1,2]	350,041	288,523	614,303	543,237
Operating income as a percentage of net sales	38.6%	34.9%	37.2%	36.0%

Interest and other (expense) income, net	(2,551)	(222)	(1,893)	386

Income before provision for income taxes[1,2]	347,490	288,301	612,410	543,623

Provision for income taxes	124,857	104,082	211,797	195,526
Income taxes as a percentage of income before taxes	35.9%	36.1%	34.6%	36.0%

Net income[1,2]	$222,633	$184,219	$400,613	$348,097
Net income as a percentage of net sales	24.5%	22.3%	24.3%	23.1%

Net income per common share:
Basic	$0.39	$0.31	$0.71	$0.57
Diluted	$0.39	$0.30	$0.69	$0.56

Weighted average number of shares of common stock and common stock equivalents:
Basic	567,910	602,937	567,384	605,886
Diluted	578,020	614,904	577,719	617,844

Case sales (in thousands) (in 192-ounce case equivalents)	97,233	87,574	177,225	160,227
Average net sales per case[3]	$9.27	$9.37	$9.24	$9.37

1Includes $10.2 million and $12.1 million for the three-months ended June 30, 2017 and 2016, respectively, related to the recognition of deferred revenue. Includes $20.1 million and $20.2 million for the six-months ended June 30, 2017 and 2016, respectively, related to the recognition of deferred revenue.

²Includes $0.2 million and $25.3 million for the three-months ended June 30, 2017 and 2016, respectively, of distributor termination costs. Includes $20.1 million and $28.7 million for the six-months ended June 30, 2017 and 2016, respectively, of distributor termination costs.

3Excludes Other segment net sales of $6.2 million and $6.6 million for the three-months ended June 30, 2017 and 2016, respectively, comprised of sales of AFF Third-Party Products to independent third-party customers as these sales do not have unit case equivalents. Excludes Other segment net sales of $11.7 million and $6.4 million for the six-months ended June 30, 2017 and 2016, respectively, comprised of sales of AFF Third-Party Products to independent third-party customers as these sales do not have unit case equivalents.

MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF JUNE 30, 2017 AND DECEMBER 31, 2016

(In Thousands, Except Par Value) (Unaudited)

	June 30, 2017	December 31, 2016
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$777,655	$377,582
Short-term investments	323,851	220,554
Accounts receivable, net	537,082	448,051
The Coca-Cola Company transaction receivable	-	125,000
Inventories	190,600	161,971
Prepaid expenses and other current assets	44,399	32,562
Prepaid income taxes	6,492	66,550
Total current assets	1,880,079	1,432,270

INVESTMENTS	48,639	2,394
PROPERTY AND EQUIPMENT, net	211,555	173,343
DEFERRED INCOME TAXES	158,739	159,556
GOODWILL	1,331,643	1,331,643
OTHER INTANGIBLE ASSETS, net	1,032,874	1,032,635
OTHER ASSETS	20,602	21,630
Total Assets	$4,684,131	$4,153,471

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$242,667	$193,270
Accrued liabilities	100,801	79,526
Accrued promotional allowances	141,483	110,237
Accrued distributor terminations	301	8,184
Deferred revenue	43,946	41,672
Accrued compensation	23,022	30,043
Income taxes payable	8,951	7,657
Total current liabilities	561,171	470,589

DEFERRED REVENUE	346,943	353,173

STOCKHOLDERS’ EQUITY:
Common stock - $0.005 par value; 1,250,000 shares authorized; 624,762 shares issued and 568,121 outstanding as of June 30, 2017; 623,201 shares issued and 566,566 outstanding as of December 31, 2016	3,124	3,116
Additional paid-in-capital	4,090,818	4,051,245
Retained earnings	2,508,161	2,107,548
Accumulated other comprehensive loss	(16,833)	(23,249)
Common stock in treasury, at cost; 56,641 and 56,635 shares as of June 30, 2017 and December 31, 2016, respectively	(2,809,253)	(2,808,951)
Total stockholders’ equity	3,776,017	3,329,709
Total Liabilities and Stockholders’ Equity	$4,684,131	$4,153,471